STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE


                            ARTICLES OF INCORPORATION
                                       FOR
                            UPSTATE BANCSHARES, INC.

1.   The name of the proposed Corporation is Upstate Bancshares, Inc.

2. The initial registered office of the Corporation is 700 S. Converse Street, Spartanburg, South Carolina 29306 (Spartanburg County) and the initial registered agent at such address is Dr. B.T. Sears, Sr.

3. The Corporation is authorized to issue a single class of common shares, par value $.01 per share, and the total number of common shares authorized is 3,000,000.

     The Corporation is authorized to issue 200,000 shares of preferred stock. The relative rights, preferences and limitations of such preferred stock shall be determined by the Corporation's Board of Directors in its sole discretion. The Corporation's Board of Directors shall have the sole authority to issue shares of such preferred stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The Board is expressly authorized to divide such preferred shares into separate series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series. Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series. Among other things, the Board may designate the following variations among any of the various series of preferred stock without further action of the shareholders of the Corporation: (a) the distinctive serial designation and the number of shares constituting such series; (b) the dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s) the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends; (c) the voting powers, full or limited, if any, of shares of such series; (d) whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed; (e) the amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the association; (f) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund; (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the association and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; (h) the price or other consideration for which the shares of such series shall be issued; and (i) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.


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4.   The existence of the corporation  shall begin when these articles are filed with the Secretary of State.

5. The optional provisions which the corporation elects to include in the articles of incorporation are as follows: (See Sec. 33-2-102 and the applicable comments thereto; and 35-2-105 and 35-2-221 of the 1976 South Carolina Code).

     (a) Shareholders of the Corporation shall not have statutory preemptive rights to purchase shares of the Corporation.

     (b)  Shareholders shall not be entitled to cumulate votes for directors.

     (c) A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed under Section 33-8-330 of the Act (improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit.

     (d)  No Director may be removed except upon cause.

     (e) When the Board of Directors shall consist of six (6) or more members, in lieu of electing the whole number of Directors annually, the Directors shall be divided by the Board into three classes, each class to be as nearly equal in number as possible. The term of office of Directors of the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after their election, and that of the third class shall expire at the end of the third annual meeting after their election. At each annual meeting after such classification the number of Directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

     (f)  The Board of Directors,  when evaluating any offer of another party to
          (a) make a tender or exchange offer for any equity security of this Corporation, (b) merge or consolidate this Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of this Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of this Corporation and its stockholders, give due consideration to (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of this Corporation and its subsidiaries, on the communities and geographical areas in which this Corporation and its subsidiaries operate or are located and on any of the businesses and properties of this Corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered, in relation to the then current market price for the Corporation's outstanding shares of capital stock, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the board of directors' estimate of the future value of this Corporation (including the unrealized value of its properties and assets) as an independent going concern.

     (g) A director of the Corporation shall be indemnified for liability arising out of his service as a director to the maximum extent permitted by Section 33-8-510 of the South Carolina Business Corporation Act of 1988, as amended (or any successor provision).

          The Corporation shall advance expenses to directors of the Corporation to the maximum extent permitted by Section 33-8-530 of the South Carolina Business Corporation Act of 1988, as amended (or any successor provision).


6.   The name and address of each incorporator is as follows:

            Name                                          Address
            William P. Crawford, Jr.                      44 East Camperdown Way
                                                          Greenville, SC 29601

7. I, William P. Crawford, Jr., an attorney licensed to practice in the State of South Carolina, certify that the above named corporation, has complied with the requirements of Section 33-2-102 of the 1976 Code of Laws of South Carolina, as amended.


     January 17, 1999                     /s/ William P. Crawford, Jr.
                                          ------------------------------
                                          William P. Crawford, Jr., Esquire
                                          Wyche, Burgess, Freeman & Parham, P.A.
                                          44 East Camperdown Way
                                          Greenville, SC 29601
                                          (864) 242-8265